Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Six Months Ended April 30, 2012	Year Ended October 31,
		2011	2010	2009	2008		2007
	(C$ millions except ratios)
	IFRS(1)	Canadian GAAP
Earnings:
Earnings before income taxes	2,044	4,063	4,032	1,651	(4,198)		3,852
Fixed charges, excluding interest on deposits and secured borrowings	597	1,175	906	1,218	2,306		3,377
Interest capitalized	—	(6)	(2)	—	—		—

Subtotal	2,641	5,232	4,936	2,869	(1,892)		7,229
Interest on Deposits and secured borrowings	1,825	2,787	2,192	2,879	6,853		8,050

Total	4,466	8,019	7,128	5,748	4,961		15,279

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	496	962	699	1,024	2,103		3,169
Interest component of rental expense(2)	99	203	202	190	200		204
Interest capitalized	—	6	2	—	—		—
Amortization of subordinated indebtedness	2	4	3	4	3		4

Subtotal	597	1,175	906	1,218	2,306		3,377
Interest on Deposits and secured borrowings	1,825	2,787	2,192	2,879	6,853		8,050

Total	2,422	3,962	3,098	4,097	9,159		11,427

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits and secured borrowings	4.42	4.45	5.45	2.36	—	(3)	2.14
Including interest on Deposits and secured borrowings	1.84	2.02	2.30	1.40	—	(3)	1.34

	Year Ended October 31,
	2011	2010	2009	2008		2007
	U.S. GAAP
Earnings:
Earnings before income taxes	3,910	3,891	1,913	(5,270)		4,338
Fixed charges, excluding interest on deposits and secured borrowings	1,175	871	1,187	2,306		3,377
Interest capitalized	(6)	(2)	—	—		—

Subtotal	5,079	4,760	3,100	(2,964)		7,715
Interest on Deposits	2,787	2,192	2,879	6,853		8,050

Total	7,866	6,952	5,979	3,889		15,765

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	962	664	993	2,103		3,169
Interest component of rental expense(2)	203	202	190	200		204
Interest capitalized	6	2	—	—		—
Amortization of subordinated indebtedness	4	3	4	3		4

Subtotal	1,175	871	1,187	2,306		3,377
Interest on Deposits and secured borrowings	2,787	2,192	2,879	6,853		8,050

Total	3,962	3,063	4,066	9,159		11,427

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits and secured borrowings	4.32	5.46	2.61	—	(4)	2.28
Including interest on Deposits and secured borrowings	1.99	2.27	1.47	—	(4)	1.38

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowings liabilities.

2)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.

3)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under Canadian GAAP, (both excluding and including interest on deposits) by Cdn$4,198 million.

4)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under U.S. GAAP, (both excluding and including interest on deposits) by Cdn$5,270 million.